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                               PURCHASE AGREEMENT

          Warburg, Pincus Aggressive Growth Fund, Inc. (formerly, Warburg, Pincus Large Company Growth Fund, Inc.) (the "Fund"), a corporation organized under the laws of the State of Maryland, and Credit Suisse Asset Management International ("CSAM International") hereby agree as follows:

          1. The Fund offers CSAM International and CSAM International hereby purchases 10,000 shares of common stock of the Fund, which shall be designated Common Class Shares, having a par value $.001 per share (the "Shares"), at a price of $10.00 per Share (the "Initial Shares"). CSAM International hereby acknowledges receipt of a certificate representing the Initial Shares and the Fund hereby acknowledges receipt from CSAM International of $100,000.00 in full payment for the Initial Shares.

          2. CSAM International represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

          3. CSAM International agrees that if any holder of the Initial Shares redeems such Shares in the Fund before one year after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by


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the amount of unamortized organizational and offering expenses, in the same proportion as the Initial Shares being redeemed bears to the Initial Shares outstanding at the time of redemption. The parties hereby acknowledge that any Shares acquired by CSAM International other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational and offering expenses of the Fund.


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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ____ day of ________________, 2000.

                                      WARBURG, PINCUS
                                      AGGRESSIVE GROWTH FUND, INC.

                                      By:
                                         --------------------------------
                                      Name:
                                      Title:

ATTEST:

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                                      CREDIT SUISSE ASSET MANAGEMENT,
                                         INTERNATIONAL

                                      By:
                                         --------------------------------
                                      Name:
                                      Title:

ATTEST:

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